UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2023

American Strategic Investment Co.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-39448	46-4380248
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 Fifth Avenue, 30th Floor New York, New York 10019
(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value per share	NYC	New York Stock Exchange
Class A Preferred Stock Purchase Rights		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2023, Global Net Lease, Inc. (“GNL”) and The Necessity Retail REIT, Inc. (“RTL”), two companies advised by affiliates of AR Global Investments, LLC (“AR Global”) announced that they have entered into a definitive merger agreement under which GNL will acquire RTL in an all-stock transaction (the “Merger”). GNL and RTL have also entered into a definitive agreement that will result in the combined company becoming internally managed, with the external asset and property management functions currently performed by affiliates of AR Global being internalized (the “Internalization”).

In connection with the Merger and the Internalization, GNL’s current Chief Executive Officer, James Nelson, and Edward M. Weil, Jr., the Chief Executive Officer of RTL and the Executive Chairman, Chief Executive Officer and President of American Strategic Investment Co., Inc. (the “Company”) will become Co-Chief Executive Officers of the combined company, and Mr. Weil will become sole Chief Executive Officer of the combined company upon Mr. Nelson’s retirement in April of 2024. Christopher Masterson, the Chief Financial Officer of both GNL and the Company, will remain in his position as Chief Financial Officer of the combined company after the completion of the Merger of GNL and RTL. The Merger of GNL and RTL and the Internalization is expected to close in the third quarter of 2023, and is subject to the satisfaction of a number of closing conditions, including the approval by the stockholders of each of GNL and RTL.

On May 26, 2023,  Mr. Weil and Mr. Masterson notified the Company’s board of directors (the “Board”) and the nominating and corporate governance committee of the Board (the “Committee”) that, to the extent that the Merger and Internalization, is completed, (i) Mr. Weil intends to resign from his role as Executive Chairman, Chief Executive Officer, and President of the Company and as the Chief Executive Officer of New York City Advisors, LLC, a subsidiary of AR Global and the Company’s Advisor (the “Advisor”), and (ii) Mr. Masterson intends to resign from his role as Chief Financial Officer and Treasurer of the Company and the Advisor, due to their new roles as Co-Chief Executive Officer and Chief Financial Officer, respectively, of the combined company after the completion of the Merger. If the transactions are not completed, Mr. Weil and Mr. Masterson have informed the Board that they intend to stay in their current roles a with the Company. AR Global has recommended that the Board consider Michael Anderson, AR Global’s General Counsel, to succeed Mr. Weil as Chief Executive Officer and President of the Company and Joseph Marnikovic, AR Global’s Chief Financial Officer, to succeed Mr. Masterson as Chief Financial Officer of the Company, if Mr. Weil and Mr. Masterson’s respective resignations become effective. If Mr. Weil is reelected as a member of the Board at the upcoming Annual Meeting of Stockholders on June 5, 2023, and to the extent that the Merger and Internalization is completed, he does not intend to resign as a member of the Board. The Board has not yet designated successors for Mr. Weil and Mr. Masterson, and the Committee and the Board will evaluate AR Global’s recommendations and continue to develop the Company’s management succession plan and designate successors for Mr. Weil and Mr. Masterson if their respective resignations become effective. Mr. Weil and Mr. Masterson will remain in each of their respective positions until their resignations becomes effective, and will remain with AR Global, in their other capacities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Strategic Investment Co.

Date: May 30, 2023	By:	/s/ Edward M. Weil, Jr.
Edward M. Weil, Jr.
Chief Executive Officer, President, and Secretary